Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 02/19/2014 08:26 AM
ID Number: 20141095581

Document number: 20141106061
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20141095581

1. Entity name: Terex Energy Corporation
   (If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable)

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________ *(mm/dd/yyyy)*

   or

   If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ____________ *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC Page 1 of 2 Rev. 12/01/2012

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Nichols	W.	Edward	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

8950 Scenic Pine Dr.
(Street name and number or Post Office information)

Parker	CO	80134
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ *and include an attachment stating the name and address of such individuals.)*

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMD_PC Page 2 of 2 Rev. 12/01/2012

Any action required or permitted by the Colorado Revised Statutes to be taken at a shareholder meeting may be taken without a meeting, if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing. Effectiveness of such action shall be as provided in Colorado Revised Statutes except when the requirement of Section 14 of the Securities Exchange Act of 1934 specify otherwise. Record date for determining shareholders entitled to take action , or entitled to be given notice under CRS7-107-104 ( as it may be amended) is the date the corporation first receives a writing upon which the action is taken pursuant to written consent of a majority of shareholders.